                                 PROXY STATEMENT
        PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x] Filed by a Party other than the Registrant [ ] Check the appropriate box:
        [x]   Preliminary Proxy Statement
        [ ]   Confidential, for Use of the Commission Only (as permitted by
              Rule 14a-6(e)(2))
        [ ]   Definitive Proxy Statement
        [ ]   Definitive Additional Materials
        [ ]   Soliciting Material pursuant to Section 240.14a-11(c) or
              Section 240.14a-12


                         TEXAS BIOTECHNOLOGY CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     ---------------------------------------
    (NAME OF PERSON(s) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

        [x]   No fee required
        [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                   (1)   Title of each class of securities to which the transaction applies:

                         --------------------------------------------------------------------

                   (2)   Aggregate number of securities to which the transaction applies:

                         --------------------------------------------------------------------

                   (3)   Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                         --------------------------------------------------------------------

                   (4)   Proposed maximum aggregate value of the transaction:

                         --------------------------------------------------------------------

                   (5)   Total fee paid:

                         --------------------------------------------------------------------


[  ]    Fee paid previously with preliminary materials

[  ]    Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

              (1)        Amount previously paid:
                                                 --------------------------------------------
              (2)        Form, Schedule or Registration Statement:
                                                                  ---------------------------
              (3)        Filing Party:
                                      -------------------------------------------------------
              (4)        Date Filed:
                                    ---------------------------------------------------------

                         TEXAS BIOTECHNOLOGY CORPORATION
                             7000 FANNIN, 20TH FLOOR
                              HOUSTON, TEXAS 77030

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 16, 2003

                            -------------------------

        You are cordially invited to attend the annual meeting of the stockholders of Texas Biotechnology Corporation, which will be held at 9:00 a.m. (Houston time) on May 16, 2003 at The InterContinental Houston, 2222 West Loop South, Houston, Texas 77027. At the meeting we will:

        1.     elect ten directors;

        2. consider and act on a proposal to amend the Amended and Restated 1999 Stock Incentive Plan;

        3. consider and act on a proposal to amend the Amended and Restated 1995 Non-Employee Director Stock Option Plan;

        4. consider and act on a proposal to amend our certificate of incorporation to change our corporate name to Encysive Pharmaceuticals Inc.; and

        5. consider and act on such other business as may properly come before the meeting or any adjournment of the meeting.

        If you were a stockholder at the close of business on April 2, 2003, you are entitled to notice of and to vote at the meeting. A stockholders' list will be available at our offices, 7000 Fannin, 20th Floor, Houston, Texas 77030, for a period of ten days prior to the meeting, or any adjournment of the meeting.

        Your vote is important. Whether or not you expect to attend the meeting, please sign and date the enclosed proxy card and return it to us promptly. A stamped envelope has been provided for your convenience. The prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

                                    By Order of the Board of Directors,


                                    STEPHEN L. MUELLER,
                                    Vice President, Finance and Administration,
                                    Secretary and Treasurer

April 14, 2003

                         TEXAS BIOTECHNOLOGY CORPORATION
                             7000 FANNIN, 20TH FLOOR
                              HOUSTON, TEXAS 77030

                                 PROXY STATEMENT

        Our board of directors is soliciting proxies for the annual meeting of our stockholders to be held in Houston, Texas on May 16, 2003, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying notice. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 14, 2003. Because many stockholders are unable to attend the meeting, the board of directors solicits proxies to ensure that each stockholder has an opportunity to vote on all matters scheduled to come before the meeting. Stockholders are urged to read carefully the material in this proxy statement.

                              QUESTIONS AND ANSWERS


Q:      Who can attend and vote at the meeting?


A: You can attend and vote at the meeting if you were a stockholder at the close of business on the record date, April 2, 2003. On that date, there were 44,245,644 shares of common stock outstanding and entitled to vote at the meeting.


Q:      What am I voting on?


A:      You are voting on:

        -       The election of directors;

        - The approval of an amendment to the Amended and Restated 1999 Stock Incentive Plan;

        - The approval of an amendment to the Amended and Restated 1995 Non-Employee Director Stock Option Plan; and

        - The approval of an amendment to our certificate of incorporation to change our corporate name to Encysive Pharmaceuticals Inc.


Q:      How do I cast my vote?


A: Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. Instructions for voting by mail are on your proxy card. For shares held through a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee describing how to vote your shares. If you provide specific voting instructions, your shares will be voted as you have instructed. If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our board of directors on all matters. If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote, your broker may have authority to vote your shares. However, the New York Stock Exchange has proposed new regulations that would prohibit brokers or other nominees that are NYSE member organizations from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. This new rule may become effective before the meeting, in which case, for shares held through a broker or other nominee who is an NYSE member organization, your shares will only be voted in favor of Proposals 2 and 3 if you have provided specific voting instructions to your broker or other nominee to vote your shares in favor of that proposal.

Q:      How does the board recommend I vote on the proposals?

A: The board recommends you vote "FOR" each of the nominees to the board of directors, "FOR" the amendment to the Amended and Restated 1999 Stock Incentive Plan, "FOR" the amendment to the Amended and Restated 1995 Non-Employee Director Stock Option Plan and "FOR" the amendment to our certificate of incorporation.

Q:      Can I revoke my proxy?

A:      Yes.  You can revoke your proxy at any time before it is exercised by:

        -       submitting a properly signed proxy card with a more recent date;

        - giving written notice of your revocation before the meeting to our Secretary, Mr. Mueller, at our offices, 7000 Fannin, 20th Floor, Houston, Texas 77030; or

        -       attending the meeting and voting your shares in person.

Q:      Who will count the vote?

A: A representative of our transfer agent, The Bank of New York, will act as the inspector of the election and will count the vote.

Q:      What is a "quorum?"

A: A quorum is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares as of the record date. There must be a quorum for the meeting to be held. If you submit a valid proxy card or attend the meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes will be counted toward the quorum. "Broker non-votes" occur when nominees (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the meeting and do not have discretionary voting authority to vote those shares under the rules of The Nasdaq Stock Market, Inc.

Q:      What vote is required to approve each item?

A:      Election of Directors

        The nominees for election as directors at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as directors. In the election of directors, you may vote "FOR" all nominees, "AGAINST" all nominees or withhold your vote for any one or more of the nominees. Broker non-votes and abstentions will not affect the outcome of the election of directors.

        Amendments to 1999 Plan and 1995 Director Plan

        The approval of the amendment to the Amended and Restated 1999 Stock Incentive Plan, commonly referred to as the 1999 Plan, and the amendment to the Amended and Restated 1995 Non-Employee Director Stock Option plan, commonly referred to as the 1995 director plan, require the affirmative vote of a majority of the shares entitled to vote and present in person or by proxy at the meeting. For the approval of the amendment to the 1999 plan and the amendment to the 1995 director plan, you may vote "FOR" or "AGAINST" or abstain from voting. Abstentions have the effect of a vote against the amendments to the 1999 plan and the 1995 director plan. Broker non-votes will not affect the outcome of any vote on the amendments to the 1999 plan and the 1995 director plan.

        Amendment to Certificate of Incorporation

        The approval of the amendment to our certificate of incorporation requires the affirmative vote of a majority of the outstanding shares. Abstentions and broker non-votes have the effect of a vote against the amendment to our certificate of incorporation.

Q:      What shares are included on my proxy card?

A: Your proxy card represents all shares registered to your account in the same social security number and address.

Q:      What does it mean if I get more than one proxy card?

A: Your shares are probably registered in more than one account. You should vote each proxy card you receive. We encourage you to consolidate all your accounts by registering them in the same name, social security number and address.

Q:      How many votes can I cast?

A:      On all matters you are entitled to one vote per share of common stock.

Q: When are stockholder proposals due for the 2004 Annual Meeting of Stockholders?

A: If you want to present a proposal from the floor at the 2004 Annual Meeting, you must give us written notice of your proposal no sooner than March 2, 2004 and no later than March 27, 2004. If instead of presenting your proposal at the meeting you want your proposal to be considered for inclusion in next year's proxy statement, you must submit the proposal in writing to the Secretary so that it is received at the above address by December 16, 2003. Your notice should be sent to the Secretary, Texas Biotechnology Corporation, 7000 Fannin, 20th Floor, Houston, Texas 77030.

Q:      Where can I find the voting results of the meeting?

A: The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2003.

                                TABLE OF CONTENTS

                                                                                           PAGE

ELECTION OF DIRECTORS........................................................................6
        Nominees.............................................................................6
        Vote Required for Election...........................................................9
        Director Compensation and Board Committees...........................................9

APPROVAL OF THE AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN AMENDMENT....................12
        Participation in the 1999 Plan......................................................12
        Vote Required for Approval..........................................................13

APPROVAL OF THE AMENDED AND RESTATED 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN AMENDMENT.14
        Participation in the 1995 Director Plan.............................................15
        Vote Required for Approval..........................................................15

AMENDMENT OF CERTIFICATE OF INCORPORATION...................................................16
        Vote Required for Approval..........................................................16

OTHER INFORMATION...........................................................................17
        Principal Stockholders..............................................................17
        Executive Officers..................................................................18
        Executive Compensation..............................................................19
        Compensation and Corporate Governance Committee Report On Executive Compensation....22
        Audit Committee Report..............................................................24
        Performance Graph...................................................................26
        Executive Employment and Severance Agreements.......................................27
        Auditors............................................................................28
        Section 16(a) Beneficial Ownership Reporting Compliance.............................29
        Stockholder Proposal Information....................................................29
        Other Matters.......................................................................30


        A Copy of the Annual Report, which includes the Form 10-K of Texas Biotechnology Corporation for the fiscal year ended December 31, 2002, is being mailed with this proxy statement. You may receive an additional copy of the Form 10-K, our Quarterly Reports on Form 10-Q and other information at no charge upon request directed to: Stephen L. Mueller, Secretary, Texas Biotechnology Corporation, 7000 Fannin, 20th Floor, Houston, Texas 77030.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        At the annual meeting, ten directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The persons designated as proxies on the accompanying proxy card intend, unless authority is withheld, to vote for the election of the nominees named below to the board of directors. All of the nominees have been elected previously as directors by our stockholders. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the board of directors may be reduced accordingly; however, we are not aware of any circumstances likely to render any nominee unavailable.

NOMINEES

        Certain information regarding the nominees is set forth below:

                                                                                     DIRECTOR
       NAME                           AGE   POSITION                                  SINCE
       ----                           ---   --------                                  -----
       John M. Pietruski (1)(2)        70   Chairman of the Board of Directors         1990
                                            President, Chief Executive Officer
       Bruce D. Given, M.D. (1)        48   and Director                               2002
       Richard A. F. Dixon, Ph.D.           Senior Vice President, Research,
       (1)                             49   Chief Scientific Officer and Director      1990
       James T. Willerson, M.D.             Chairman of the Scientific Advisory
       (1)(3)                          63   Board and Director                         1990
       Ron J. Anderson, M.D. (2)       56   Director                                   1997
       Frank C. Carlucci (2)           72   Director                                   1990
       Robert J. Cruikshank (3)        72   Director                                   1993
       Suzanne Oparil, M.D. (3)        62   Director                                   1999
       William R. Ringo, Jr. (3)       57   Director                                   2001
       James A. Thomson, Ph.D. (2)     57   Director                                   1994

        ------------------------

        (1)     Member of the Executive Committee of the board of directors

        (2) Member of the Compensation, Personnel, Nominating and Corporate Governance Committee of the board of directors

        (3)     Member of the Audit Committee of the board of directors

        John M. Pietruski has served as our Chairman of the board of directors since May 1990. Mr. Pietruski has served as President of Dansara Company, a private investment consulting firm, since 1988. He served as Chairman of the board of directors and Chief Executive Officer of Sterling Drug Inc., a pharmaceutical company, from 1985 to 1988 and as President and Chief Operating Officer from 1983 to 1985. Mr. Pietruski currently serves as a director of Hershey Foods Corporation, Lincoln National Corporation, First Energy Corporation and PDI, Inc. Mr. Pietruski received a B.S. degree with honors in business administration from Rutgers University, where he graduated Phi Beta Kappa.

        Bruce D. Given, M.D. has served as our President and Chief Executive Officer and as a member of the board of directors since March 2002. Dr. Given joined us after serving as President, International of Ortho-Clinical Diagnostics of Johnson & Johnson from May 2000 to March 2002. He was also General Manager of Transfusion Medicine Worldwide of Ortho-

Clinical Diagnostics from November 1999 to May 2000. Dr. Given served as Group Vice President, head of Worldwide Clinical and Regulatory Affairs of Biosense Webster, an affiliate of Johnson & Johnson from July 1998 to November 1999. He was also Group Vice President, head of U.S. Marketing & Sales, Research & Development for Janssen Pharmaceutica from April 1995 to July 1998. He has held various executive and senior management positions with Sandoz Pharma Ltd., Sandoz Research Institute and Schering-Plough Corporation. Dr. Given received a B.S. from Colorado State University, an M.D. with honors from the University of Chicago and was a Clinical Fellow at Harvard Medical School.

        Richard A.F. Dixon, Ph.D. has served as our Senior Vice President, Research and Chief Scientific Officer since March 2000, and as a member of the board of directors since July 1990. Dr. Dixon served as our Vice President, Research from December 1992 to March 2000 and as Scientific Director and Director of Molecular Biology from July 1990 to December 1992. Dr. Dixon joined us after serving as a Director and Head of Molecular Biology at Merck Sharp & Dohme Research Laboratories, a division of Merck & Co. from 1988 to July 1990. In addition, Dr. Dixon serves as a Professor of the Department of Internal Medicine at The University of Texas Medical School at Houston. Dr. Dixon is the author or co-author of more than 100 scientific papers and has invented twelve patented therapeutic technologies. He received a B.S. degree from Texas A & M University, graduating cum laude, and received a Ph.D. in virology from the Baylor College of Medicine.

        James T. Willerson, M.D. has served as Chairman of our scientific advisory board since January 1990 and has been a member of the board of directors since May 1990. Dr. Willerson was appointed in March 2001 to serve as President of The University of Texas - Houston Health Science Center and is also a professor at this institution. He served as the Chairman of the Department of Internal Medicine at The University of Texas Medical School at Houston from 1989 to 2001. In 1995, he was appointed Medical Director of the Texas Heart Institute, Houston, Texas. He was Chief of Cardiology of Parkland Memorial Hospital in Dallas, Texas from 1975 to 1989, director and principal investigator of The University of Texas Southwestern Medical School Ischemic Heart Disease, Specialized Center of Research, in Dallas from 1975 to 1989, director of the cardiology division at The University of Texas Southwestern Medical School from 1977 to 1989, and professor of medicine and professor of radiology from 1979 to 1989. He also served as co-director of the Bugher Molecular Biology and Cardiology Research Center at The University of Texas Health Science Center in Dallas from 1986 to 1989. Dr. Willerson has published nearly 700 manuscripts and has been editor or co-editor of 18 textbooks. He was selected for membership in the Institute of Medicine of the National Academy of Science in 1998 and named "Distinguished Scientist" of the American College of Cardiology for 2000. In 1961, Dr. Willerson received a B.A. from The University of Texas at Austin, graduating Phi Beta Kappa. In 1965, he received an M.D. from the Baylor College of Medicine, graduating as a member of Alpha Omega Alpha. Dr. Willerson's medical and cardiology training was undertaken at the Massachusetts General Hospital, Boston, Massachusetts.

        Ron J. Anderson, M.D. has served as a member of the board of directors since December 1997. He has been President and Chief Executive Officer of Parkland Health & Hospital System since 1982. Parkland is the general public hospital for Dallas County, Texas and the primary teaching hospital for The University of Texas Southwestern Medical Center at Dallas. He previously served as Parkland's Medical Director for Ambulatory Care and Emergency Services.

He served concurrently as head of the Division of Ambulatory Care, which became the Division of General Internal Medicine under his guidance in the Department of Internal Medicine at Southwestern. Dr. Anderson has remained on the faculty of the Medical School as Professor of Internal Medicine. Dr. Anderson is also a director of Parkland Foundation and Texans Care for Children. He is the Chief Executive Officer and serves on the Board of Directors of Parkland Community Health Plan and is an advisory board member of Texas Health Choice. Dr. Anderson is also the Chairman of the Texas Hospital Association, a member of the board of directors of the National Association of Public Hospitals and National Public Health and Hospital Institute. In 1997, he was elected to the Institute of Medicine of the National Academy of Sciences. He has authored and co-authored more than 200 articles on medicine, ethics, and health policy. Dr. Anderson received his medical degree from the University of Oklahoma and his pharmacy degree from Southwestern Oklahoma State University where he was selected as a Distinguished Alumni in 1987.

        Frank C. Carlucci has served as a member of the board of directors since May 1990. He has been principally employed as Chairman Emeritus and a Partner in The Carlyle Group, a Washington, D. C. based merchant bank since 1989. Mr. Carlucci served as Secretary of Defense from 1987-1989 and as President Reagan's National Security Advisor in 1987. Prior to returning to Government service, Mr. Carlucci was Chairman and Chief Executive Officer of Sears World Trade, a business he joined in 1983. His government service included positions as Deputy Secretary of Defense (1980-82), Deputy Director of Central Intelligence (1978-80), Ambassador to Portugal (1975-78), Under Secretary of Health Education and Welfare (1973-75), Deputy Director of OMB (1970-72), and Director of the Office of Economic Opportunity (1969). Mr. Carlucci was a Foreign Service Officer from 1956 to 1980. Mr. Carlucci is the Chairman of the Neurogen Corporation board of directors and is also a director of SunResorts, Ltd., N.V. and United Defense, L.P. Mr. Carlucci graduated from Princeton University and also attended Harvard Business School.

        Robert J. Cruikshank has served as a member of the board of directors since May 1993. Mr. Cruikshank was a senior partner at Deloitte & Touche LLP from 1989 until retiring in March 1993. Mr. Cruikshank was a partner, office managing partner and member of the board of directors of the predecessor firms to Deloitte & Touche LLP in Houston from 1968 until 1989. He is a trustee of the Ray C. Fish Foundation and Texas Medical Center. He also serves as a director of CenterPoint Energy Inc., MAXXAM Incorporated, Kaiser Aluminum Corporation, Weingarten Realty Investors and as an advisory board member of Compass Bank of Houston. Mr. Cruikshank is a past Chairman of the American Heart Association, is active at the affiliate levels and is a past Regent of the University of Texas System. Mr. Cruikshank received a B.A. in economics and accounting from Rice University and completed the Advanced Management Program at Harvard University.

        Suzanne Oparil, M.D. has served as a member of the board of directors since May 1999. She has been a professor of medicine since 1981, Director of Vascular Biology and Hypertension since 1985, and professor of physiology and biophysics since 1993, in the Division of Cardiovascular Disease at The University of Alabama at Birmingham. She has served as President of the American Federation of Clinical Research. Dr. Oparil is also a member of the American Society of Clinical Investigation, the Association of American Physicians, and of the Institute of Medicine of the National Academy of Sciences. In addition, she has held advisory positions with the National Institutes of Health, including membership on a number of task forces, advisory committees and peer review committees. Dr. Oparil was a past President of the American Heart Association and is an active volunteer at both the national and affiliate levels. She was a recipient of the University of Alabama President's Achievement Award. Dr. Oparil has an extensive bibliography in clinical cardiology and hypertension, including over 350 journal articles, books and book chapters. Dr. Oparil received her medical degree from Columbia University, College of Physicians and Surgeons in 1965.

        William R. Ringo, Jr. has served as a member of the board of directors since October 2001. Since March 2001, he has been a privately employed health care consultant. Mr. Ringo joined Eli Lilly and Company in 1973 and served in various capacities for Eli Lilly, including President of Oncology and Critical Care products from June 1999 until his retirement in February 2001, President of Internal Medicine products from January 1998 until June 1999, and President of its Infectious Diseases business unit from September 1995 until January 1998. Mr. Ringo is also a director of Praecis Pharmaceuticals, Inc., LaJolla Pharmaceutical Company, and Intermune, Inc. and is a founding member of Barnard Life Sciences Healthcare Consulting. He is past Chairman of Community Health Network, Indianapolis. Mr. Ringo received a B.S. degree in management and an M.B.A. degree from the University of Dayton.

        James A. Thomson, Ph.D. has served as a member of the board of directors since May 1994. He has been President and Chief Executive Officer of the RAND Corporation since 1989 and has served the institution in a variety of roles beginning in 1981. The RAND Corporation is a non-profit institution that seeks to improve public policy through research analysis in such areas as national defense, education and health. He also serves as a director of AK Steel Holding Co. From 1977 until 1981, he served on the National Security Council, at the White House. From 1974 until 1977, Dr. Thomson served as an operations research analyst in the Office of the Secretary of Defense, the Pentagon. Dr. Thomson is the author of numerous scholarly articles and reports on defense and scientific subjects. Dr. Thomson graduated from the University of New Hampshire in 1967 and received an M.S. and Ph.D. in Physics from Purdue University.

VOTE REQUIRED FOR ELECTION

        The ten nominees for election as directors at the annual meeting who receive the greatest number of votes cast for election by the stockholders will be elected as our directors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE TO OUR BOARD OF DIRECTORS.

DIRECTOR COMPENSATION AND BOARD COMMITTEES

        During 2002, the board of directors held six meetings. All directors attended at least 75% of the total meetings of the board and the committees on which they serve.

        Director Compensation. During the year ended December 31, 2002, each non-employee director received a retainer of $2,000 per quarter, fees of $1,000 for each meeting of the board of directors attended in person and $150 for each meeting conducted by telephone. Non-employee directors received a fee of $200 for each committee meeting attended in person and a fee of $100 for each committee meeting conducted by telephone. Dr. Willerson, however, has declined all retainer or meeting fees. In addition, directors are reimbursed for expenses incurred in attending meetings of the board and its committees. Non-employee directors may elect to receive part or all of the quarterly retainer and fees in common stock. Each non-employee director also receives options to purchase 15,000 shares of common stock on their initial election to the board and options to purchase 7,500 shares of common stock on each subsequent election to the board.

        Executive Committee. The executive committee did not meet during 2002. The current members of the executive committee are Bruce D. Given (Chair), Richard A.F. Dixon, James T. Willerson and John M. Pietruski. During 2002, David
B. McWilliams also served on the executive committee, and, in March 2002, in connection with Mr. McWilliams' retirement, Bruce D. Given was appointed to the executive committee. The executive committee may act on behalf of the board on all matters permitted by Delaware corporate law except as limited by our Certificate of Incorporation and Bylaws. All actions taken by the executive committee must be reported at the board's next meeting.

        Audit Committee. During the year ended December 31, 2002, the members of the audit committee were Robert J. Cruikshank (Chair), James T. Willerson, William R. Ringo, and Suzanne Oparil. Under the rules of the National Association of Securities Dealers' listing standards, all of the members of the audit committee were, and are, independent. In addition, our board of directors has determined that Mr. Cruikshank, as defined by Securities and Exchange Commission rules, is both independent and an audit committee financial expert. The audit committee operates under a written charter adopted by the board of directors. The audit committee met four times during 2002. The audit committee assists the board in fulfilling its oversight responsibilities to stockholders and other matters relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The audit committee selects the independent accountants, reviews the performance of the independent accountants' and reviews the scope and results of the external audit process.

        Compensation and Corporate Governance Committee. The board of directors changed the name of the compensation, personnel and nominating committee to the compensation and corporate governance committee. During the year ended December 31, 2002, the members of the compensation- governance committee were James A. Thomson (Chair), Frank C. Carlucci, and Ron J. Anderson. During 2002, John M. Pietruski also served on the compensation and governance committee as Chair until September 2002. The compensation and governance committee met four times during 2002.

        The compensation and corporate governance committee reviews and recommends to the board of directors the compensation and employee benefits for our elected officers, and the key officers and employees who participate in various incentive compensation plans. The compensation and corporate governance committee approves the grant of employee stock awards in accordance with our various incentive stock plans and administers any incentive plans and bonus plans. The compensation and corporate governance committee is also responsible for reviewing our significant personnel compensation policies and benefit programs and major changes thereto, and our management's long-range planning for executive development and succession. The compensation and corporate governance committee establishes policies on management perquisites, and also monitors our non-discrimination polices and practices. Following the compensation and corporate governance committee's review and approval, all issues pertaining to officer compensation, other than employee stock awards, are submitted to the full board of directors for approval.

        In addition to its other responsibilities the compensation and corporate governance committee is responsible for recommending to the board of directors nominees for election to the board, composition of committees of the board and other matters regarding composition of the board of directors.

                                   PROPOSAL 2

    APPROVAL OF THE AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN AMENDMENT

        The 1999 plan provides for the grant of incentive and non-qualified stock options, shares of restricted stock and stock bonuses. Currently, the 1999 plan provides that the maximum amount of shares subject to the plan is 3,000,000. As of April 2, 2003, no shares remained available for grant under the 1999 plan, and the grant of 202,790 shares under the 1999 plan are subject to the approval of the stockholders of this amendment. Because of this, the compensation and governance committee adopted this amendment, subject to stockholder approval, to increase the number of shares available for grant under the 1999 plan and to assure that adequate shares will be available for future grants. The amendment to the 1999 plan is intended to (i) further our efforts in attracting, retaining and motivating key employees, consultants, and non-employee directors and (ii) continue to closely align the interests of participants in the 1999 plan with those of stockholders by encouraging stock ownership and by tying compensation to the long term growth of our business and the performance of our common stock. If this amendment is approved, the authorized shares available for grant under the 1999 plan will be increased from 3,000,000 to 4,750,000. If approved, this amendment will not change any other term of the 1999 plan.

        The amendment appears as Appendix A, entitled the Amended and Restated 1999 Stock Incentive Plan Amendment, to this proxy statement.

PARTICIPATION IN THE 1999 PLAN

        The grant of incentive and non-qualified stock options, shares of restricted stock and stock bonuses under the 1999 plan to key employees, consultants, and non-employee directors, including our Chief Executive Officer, a former Chief Executive Officer and each of the other three most highly-paid executive officers of the company whose salary and bonus exceeded $100,000, collectively referred to as the Named Executive Officers, is subject to the discretion of the compensation and governance committee. As of April 2, 2003, the fair market value of our common stock was $1.26 per share, which was the closing sale price reported by The Nasdaq Stock Market. The following table sets forth information with respect to grants of options to the Named Executive Officers and the other individuals and groups indicated that were previously approved by the compensation and governance committee and are subject to the approval of the stockholders of the 1999 plan amendment. No associate of any of such individuals has been granted options under the 1999 plan.

                              AMENDED PLAN BENEFITS

                 AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

                                                             SHARES OF
                                                              COMMON
                                                              STOCK           WEIGHTED AVERAGE
                                                            UNDERLYING         EXERCISE PRICE
                  NAME AND POSITION                       OPTION GRANTS         PER SHARE ($)
------------------------------------------------------   ----------------    ------------------
Bruce D. Given, M.D.
    President and Chief Executive Officer                        --                   --

David B. McWilliams
    Former President and Chief Executive Officer                 --                   --

Richard A.F. Dixon, Ph.D.
    Senior Vice President, Research,
    Chief Scientific Officer                                 96,300                 0.93

Stephen L. Mueller
    Vice President, Finance and Administration,

Secretary and
    Treasurer                                                31,600                 0.93

Pamela M. Murphy
    Vice President, Corporate Communications                     --                   --

All current executive officers as a group (3 persons)       127,900                 0.93

All current directors who are not executive officers
    as a group (8 persons)                                       --                   --

All employees, including all current officers who are
    not executive officers, as a group                      202,790                 0.93


VOTE REQUIRED FOR APPROVAL

        The affirmative vote of the holders of a majority of the shares of common stock outstanding, entitled to vote and represented at the annual meeting, in person or by proxy, is required to approve the 1999 plan amendment.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1999 PLAN AMENDMENT.
                                       13

                                   PROPOSAL 3

      APPROVAL OF THE AMENDED AND RESTATED 1995 NON-EMPLOYEE DIRECTOR STOCK
                              OPTION PLAN AMENDMENT

        The purpose of the 1995 director plan, is:

        - to align the personal financial incentive of our directors with our interest in the long-term growth of our business and the interests of our stockholders through the ownership and performance of our common stock; and

        - to permit us to attract and retain qualified non-employee directors by offering comparable compensation packages to those offered by other competitive and growing companies in the industry.

        The 1995 director plan entitles each non-employee director to receive:

        - a non-qualified stock option, commonly known as NQO, to purchase 15,000 shares of common stock upon their initial election to the board of directors;

        - a NQO to purchase 7,500 shares of common stock upon each subsequent election; and

        - common stock in lieu of cash to be issued upon a proper conversion election, for compensation provided to non-employee directors for meeting attendance.

        There are currently eight existing non-employee directors that are eligible to participate in the 1995 director plan. Each NQO granted under the 1995 director plan is exercisable at a per share exercise price equal to the fair market value of a share of common stock on the date of grant of such NQO and vests one-third on the date of grant and one-third at the end of each of the two subsequent calendar years.

        Currently, the 1995 director plan provides that the maximum amount of shares subject to the plan is 500,000. As of April 2, 3003, only 48,371 shares remained available under the 1995 director plan. As described above, non-employee directors may elect to receive stock in lieu of cash directors fees which will have the effect of utilizing shares otherwise available for option grants under the 1995 director plan. Because of this, and the need to keep options available for new directors, we believe that in order to assure that adequate shares are available for grant pursuant to the 1995 director plan, the authorized shares available for use pursuant to this plan should be increased from 500,000 to 800,000.

        Effective March 21, 2003, the compensation and governance committee adopted a plan amendment, subject to the approval of our stockholders. The amendment appears as Appendix B, entitled the Amended and Restated 1995 Non-Employee Director Stock Option Plan Amendment, to this proxy statement.

PARTICIPATION IN THE 1995 DIRECTOR PLAN

        The 1995 director plan entitles each non-employee director to receive non-qualified stock options and common stock in lieu of cash as described above. As of April 2, 2003, the fair market value of our common stock was $1.26 per share, which was the closing sale price reported by The Nasdaq Stock Market. The following table sets forth information with respect to the expected grants of non-qualified stock options to our Chief Executive Officer, our former Chief Executive Officer and each of our other three most highly-paid executive officers whose salary and bonus exceeded $100,000, and the other individuals and groups indicated during fiscal year 2003. No associate of any of such individuals has been granted options under the 1995 director plan.

                              AMENDED PLAN BENEFITS

                  1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                                                             SHARES OF
                                                              COMMON
                                                              STOCK           WEIGHTED AVERAGE
                                                            UNDERLYING         EXERCISE PRICE
                  NAME AND POSITION                       OPTION GRANTS         PER SHARE ($)
------------------------------------------------------   ----------------    ------------------
Bruce D. Given, M.D.
    President and Chief Executive Officer                        --                   --

David B. McWilliams
    Former President and Chief Executive Officer                 --                   --

Richard A.F. Dixon, Ph.D.
    Senior Vice President, Research, Chief
    Scientific Officer                                           --                   --

Stephen L. Mueller
    Vice President, Finance and Administration,
    Secretary and Treasurer                                      --                   --

Pamela M. Murphy
    Vice President, Corporate Communications                     --                   --

All current executive officers as a group (3 persons)            --                   --

All current directors who are not executive officers
    as a group (8 persons)                                60,000(1)                  (2)

All employees, including all current officers who are
    not executive officers, as a group                           --                   --

----------------
(1) These grants are subject to such persons being re-elected to the board of directors at the annual meeting.

(2) These grants will be exercisable at a per share exercise price equal to the fair market value of a share of common stock on the date of grant, which will be the date of the annual meeting.

VOTE REQUIRED FOR APPROVAL

        The affirmative vote of the holders of a majority of the shares of common stock outstanding, entitled to vote and represented at the annual meeting, in person or by proxy, is required to approve the 1995 director plan amendment.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1995 DIRECTOR PLAN AMENDMENT.

                                   PROPOSAL 4

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

        At the annual meeting, you will be asked to consider and vote upon a proposal to amend our certificate of incorporation to change our corporate name from "Texas Biotechnology Corporation" to "Encysive Pharmaceuticals Inc."

        Our board of directors has adopted resolutions that set forth the proposed amendment, declare the advisability of the amendment, and submit the amendment to you for approval. The primary reasons for the proposed name change are to better clarify the identity of the company and to reflect the fact that the company has evolved into a more diverse enterprise than it was originally. Texas Biotechnology as a name is somewhat misleading given that we are really a pharmaceutical or biopharmaceutical company, not a true biotechnology company. Therefore, we believe that our name is a distraction to shareholders, analysts and employees, and a barrier to effectively marketing the company in the key markets we serve. To reflect our new focus and mission as a commercially driven pharmaceutical company, we are asking our stockholders to approve a change of name to Encysive Pharmaceuticals. This name embodies our energy and commitment to succeed. As we begin to reach new audiences, physicians and patients, we believe that a name that better represents our mission and culture is critical to our success now and in the future.

        If the amendment is approved by the requisite number of stockholders entitled to vote at the special meeting, the amendment will become effective upon the filing of a certificate of amendment to our certificate of incorporation with the Secretary of State of Delaware, which is expected to occur shortly after the annual meeting. A copy of the certificate of amendment is attached to this proxy statement as Appendix C. In addition, if the amendment is approved, we will change our ticker symbol on The Nasdaq Stock Market, Inc. from "TXBI" to "ENCY."

        The change of our corporate name will not affect the rights of any stockholder or the validity or transferability of stock certificates currently outstanding. Stockholders will not be required to surrender or exchange any of our stock certificates that they currently hold as a result of the name change for new stock certificates.

VOTE REQUIRED FOR APPROVAL

        The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to approve the amendment to the certificate of incorporation.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                                OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

        The following table sets forth the beneficial ownership of our common stock as of April 2, 2003 by:

        - each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;

        -       each of our executive officers and directors; and

        -       all of our directors and executive officers as a group.

        Unless otherwise noted, each person has sole investment and voting power of the shares listed. The information in the following table is based on information supplied by officers, directors and principal stockholders and filings, if any, filed with the Securities and Exchange Commission by each person.


                                                                       NUMBER OF SHARES
                                                    -------------------------------------------------------
                                                                            EXERCISABLE
                                                                              OPTIONS                            PERCENT
                                                                            TO PURCHASE                             OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                   SHARES             SHARES            TOTAL             CLASS
                                                    ---------------------- --------------   ---------------   ---------------
Wellington Management Company, LLP (2).............     6,132,754                    ---         6,132,754        14.0%
Ron J. Anderson, M.D...............................           ---                 44,750            44,750          *
Frank C. Carlucci..................................        46,583                 56,254           102,837          *
Robert J. Cruikshank...............................        15,248                 55,254            70,502          *
Richard A. F. Dixon, Ph.D..........................       159,498(3)             644,364           803,862         1.8%
Bruce D. Given, M.D................................       191,183(4)             141,667           332,910          *
David B. McWilliams................................        83,591(5)             751,876           835,467         1.9%
Stephen L. Mueller.................................        55,614(3)(6)          242,706           298,320          *
Pamela M. Murphy...................................         8,676                      0             8,676          *
Suzanne Oparil, M.D................................         7,467                 31,250            38,717          *
John M. Pietruski..................................        69,101(7)              53,213           122,314          *
William R. Ringo, Jr...............................         1,519                 13,750            15,269          *
James A. Thomson, Ph.D.............................         5,443(8)              55,457            60,900          *
James T. Willerson, M.D............................        99,999(9)              56,622           156,621          *

All directors and executive officers
        as a group (13 persons)....................       743,922              2,147,163         2,891,085         6.3%



--------------
  *   Less than 1%

(1) Unless otherwise indicated, the address of all persons set forth above is 7000 Fannin, 20th Floor, Houston, Texas 77030.

(2) The beneficial owner of these shares of common stock has shared dispositive power with respect to all of the shares and shared voting power with respect to 5,104,154 of the shares as reflected on Schedule 13G/A filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 12, 2003. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(3) Includes the following shares of restricted common stock: Dr. Dixon - 66,403 and Mr. Mueller - 41,653. The shares of restricted common stock vest in three equal annual amounts beginning on the one year anniversary at the grant date.

(4) Dr. Given joined us as President and Chief Executive Officer on March 25, 2002. Includes grants of 50,000 and 131,183 shares of restricted common stock. The shares of restricted common stock vest in three equal annual installments beginning on the one-year anniversaries of the grant dates.
(5) Mr. McWilliams retired effective March 25, 2002. The shares of common stock do not include 1,000 shares held by a daughter of Mr. McWilliams for which he disclaims beneficial ownership.
(6) Does not include 1,000 shares held by Mr. Mueller's daughter for which he disclaims beneficial ownership.
(7) Includes 42,857 shares held by the Pietruski Family Partnership, of which Mr. Pietruski is the general partner.
(8)     Includes 200 shares held by Dr. Thomson's granddaughter.
(9) Includes 14,285 shares owned by The James T. Willerson Fund, Inc., a not-for-profit corporation, of which Dr. Willerson is the Chairman of the board of directors.


EXECUTIVE OFFICERS

        Our executive officers serve at the pleasure of the board of directors and are subject to annual appointment by the board. All of our executive officers are listed in the following table. Certain information concerning Drs. Given and Dixon, who are also members of the board of directors, can be found in Proposal 1 to this proxy statement, and certain information concerning Mr. Mueller follows the table:

       NAME                      AGE   POSITION
       ----                      ---   --------
       Bruce D. Given, M.D.       49   President, Chief Executive Officer and Director
       Richard A. F. Dixon,       49   Senior Vice President, Research, Chief Scientific
       Ph.D.                           Officer and Director
       Stephen L. Mueller         55   Vice President, Finance and Administration, Secretary
                                       and Treasurer

        Stephen L. Mueller has served as Vice President, Finance and Administration since March 1998, as Vice President of Administration since March 1995, as Secretary since May 1994 and as Treasurer since December 1991. From September 1991 to March 1995, Mr. Mueller served as Director of Finance and Administration. Prior to joining us, Mr. Mueller was a financial consultant for wholesale distribution and oil and gas companies. Mr. Mueller was Vice President and Controller of Bado Equipment Co., Inc. in Houston, Texas from 1976 to 1990. He was associated with Deloitte & Touche, Certified Public Accountants in Houston, Texas from 1973 to 1976. Mr. Mueller received a B.B.A. from The University of Texas at Austin in accounting and is a Certified Public Accountant in the State of Texas.

EXECUTIVE COMPENSATION

        Summary Compensation Table. The following table provides information concerning compensation paid or accrued during the fiscal years ended December 31, 2002, 2001 and 2000 to our Chief Executive Officer, our former Chief Executive Officer and each of our other three most highly-paid executive officers whose salary and bonus exceeded $100,000, collectively referred to as the Named Executive Officers, determined at the end of the last fiscal year:

                                                                             LONG-TERM
                                               ANNUAL COMPENSATION         COMPENSATION
                                              ---------------------  -------------------------
                                                                      RESTRICTED     SHARES
            NAME AND                                                 STOCK AWARDS  UNDERLYING    ALL OTHER
       PRINCIPAL POSITION             YEAR     SALARY      BONUS         (1)       OPTIONS (2)  COMPENSATION
----------------------------------   -------  ---------  ----------  ------------  -----------  -------------
Bruce D. Given, M.D............       2002    $247,055    $122,000    $ 430,500    550,000       $103,917(3)
  President and Chief                 2001       --         --            --           --            --
    Executive Officer                 2000       --         --            --           --            --

David B. McWilliams (4)........       2002    $322,013      --            --        62,500       $ 36,198(5)
  Former President and Chief          2001    $318,387    $ 61,182     $ 61,181    215,625       $  5,100
    Executive Officer                 2000    $283,086    $140,625     $140,621     56,823           --

Richard A.F. Dixon, Ph.D.......       2002    $281,121    $ 72,205     $ 55,524     60,300       $  5,500(6)
  Senior Vice President, Research,    2001    $263,504    $ 33,883     $ 33,887    141,300       $  5,100
    Chief Scientific Officer          2000    $245,492    $ 78,127     $ 78,121     81,929           --

Stephen L. Mueller.............       2002    $177,897    $ 51,456     $ 34,775     30,800       $  5,359(6)
  Vice President, Finance and         2001    $168,466    $ 21,459     $ 21,462     75,500       $  4,636
    Administration, Secretary         2000    $147,398    $ 50,001     $ 50,000     24,831           --
    and Treasurer

Pamela M. Murphy (7)...........       2002    $160,948       --           --        21,600       $  4,520(6)
  Vice President, Corporate           2001    $151,718    $ 19,702     $ 19,705     39,000       $  3,962
    Communications                    2000    $136,186    $ 45,313     $ 45,310     16,913           --

----------------------------

(1) Represents restricted shares of common stock issued under bonus plans for executive officers and other key personnel. The restricted shares vest in three equal annual installments over three years beginning on the first anniversary of the date of grant except for Mr. McWilliams' restricted shares, which were vested 100% pursuant to his retirement agreement, and except for 50,000 of Dr. Given's restricted shares, which vest on the third anniversary of the date of grant. The restricted shares are eligible for dividend distributions should any dividends be declared. The number and value of restricted shares held as of December 31, 2002, respectively, were as follows: Dr. Given - 50,000/$70,000; Dr. Dixon - 11,394/$15,952; Mr. Mueller - 7,252/$10,153; and Ms. Murphy -
        6,617/$6,618. The shares awarded under the bonus plan for fiscal 2002 were: Dr. Given - 131,183; Dr. Dixon - 59,703; and Mr. Mueller - 37,392. The dollar amounts reported in the table represent the value of the restricted shares on the date of grant.
(2) See "Option Grants in Last Fiscal Year" for certain information with respect to options granted during the fiscal year ended December 31, 2002.
(3) Includes $495 for insurance premiums for term life insurance, $4,755 for employer contributions pursuant to our 401(k) plan and $98,667 for reimbursement of relocation expenses.
(4) Mr. McWilliams, who was the President and Chief Executive Officer and a member of the board of directors, retired effective March 25, 2002.
(5) Includes $6,000 for employer contributions pursuant to our 401(k) plan and $30,198 for unused vacation.
(6) Represents amounts for employer contributions pursuant to our 401(k) plan.
(7)     Ms. Murphy resigned in January 2003.

        Option Grants in Last Fiscal Year. The following table provides information concerning stock options granted to the Named Executive Officers during the year ended December 31, 2002:



                             NUMBER OF      % OF TOTAL                            POTENTIAL REALIZABLE VALUE AT
                             SECURITIES      OPTIONS                                ASSUMED ANNUAL RATES OF
                             UNDERLYING     GRANTED TO                              STOCK PRICE APPRECIATION
                              OPTIONS      EMPLOYEES IN    EXERCISE   EXPIRATION       FOR OPTION TERM(2)
           NAME               GRANTED      FISCAL YEAR      PRICE       DATE(1)       5%              10%
--------------------------  ------------  --------------  ----------  ----------  -----------     -------------
Bruce D. Given, M.D.......    425,000          35.35        $6.17     03/21/12    $1,649,119      $4,179,191
Bruce D. Given, M.D.......    125,000          10.40        $6.29     03/25/12    $  494,468      $1,253,080
David B. McWilliams (3)...     62,500           5.20        $5.63     06/10/05    $   60,394      $  127,608
Richard A.F. Dixon, Ph.D..     60,300           5.02        $5.63     03/12/12    $  213,503      $  541,058
Stephen L. Mueller........     30,800           2.56        $5.63     03/12/12    $  109,053      $  276,361
Pamela M. Murphy..........     21,600           1.80        $5.63     03/12/12    $   76,479      $  193,812

----------------------
(1) These stock options vest and become exercisable in approximately three equal annual installments beginning on the first anniversary of the date of grant.
(2) Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their ten-year option term. Actual gains, if any, on option exercises are dependent on the future performance of the common stock. Because the exercise price of options granted is equal to the fair market value of the common stock a zero percent appreciation in stock price will result in no gain.
(3) Mr. McWilliams' options will vest and become exercisable pursuant to the terms of his retirement agreement and will expire on the earlier to occur of their respective expiration dates or July 31, 2005. See "Executive Agreements."

        Aggregated Option Exercises In Last Fiscal Year and Year-End Option Values. The following table provides information concerning the number of unexercised options and the value of in-the-money options held by the Named Executive Officers as of December 31, 2002:


                              SHARES                    NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                           ACQUIRED ON     VALUE          OPTIONS AT FY-END       IN-THE-MONEY OPTIONS (1)
           NAME             EXERCISE #   REALIZED $  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
           ----             ----------   ----------  -----------  -------------  -----------  -------------
Bruce D. Given, M.D....              0            0           0       550,000         $0           $0
David B. McWilliams....         50,000       18,737     630,852       225,190         $0           $0
Richard A.F. Dixon, Ph.D..      42,858      107,359     563,450       181,809         $0           $0
Stephen L. Mueller.....          2,000           80     205,594        89,410         $0           $0
Pamela M. Murphy.......              0            0      68,525        53,238         $0           $0

----------------------
(1) Value of in-the-money options calculated based on the closing price of $1.40 per share of common stock on December 31, 2002, as reported by The Nasdaq National Market.

        Securities Authorized For Issuance Under Equity Compensation Plans. The following table sets forth information regarding our equity compensation plans as of December 31, 2002:

                                                  EQUITY COMPENSATION PLAN INFORMATION
                             ------------------------------------------------------------------------------------
                                                             WEIGHTED AVERAGE     NUMBER OF SECURITIES REMAINING
                              NUMBER OF SECURITIES TO            EXERCISE          AVAILABLE FOR FUTURE ISSUANCE
                             BE ISSUED UPON EXERCISE OF    PRICE OF OUTSTANDING      UNDER EQUITY COMPENSATION
                                OUTSTANDING OPTIONS,       OPTIONS, WARRANTS AND    PLANS (EXCLUDING SECURITIES
                                WARRANTS AND RIGHTS              RIGHTS              REFLECTED IN COLUMN (a))
      PLAN CATEGORY                     (a)                        (b)                         (c)
---------------------------  --------------------------    ---------------------  -------------------------------
Equity compensation
plans approved by                    5,012,500                    $6.72                      745,913
security holders (1)......
Equity compensation
plans not approved by                    --                         --                         --
security holders .........
                             --------------------------    ---------------------  -------------------------------
Total                                5,012,500                    $6.72                      745,913
---------------------------  --------------------------    ---------------------  -------------------------------

----------------------
(1) Consists of the Amended and Restated 1990 Incentive Stock Option Plan, the Amended and Restated 1992 Incentive Stock Option Plan, the Amended and Restated Stock Option Plan for Non-Employee Directors, the Amended and Restated 1995 Stock Option Plan, the Amended and Restated 1995 Non-Employee Director Stock Option Plan and the Amended and Restated 1999 Stock Incentive Plan.

        Compensation Committee Interlocks and Insider Participation. In January 1992, we entered into a consulting agreement with John M. Pietruski, Chairman of our board of directors. Under the terms of the agreement, Mr. Pietruski is expected to devote an average of one day per week of his consulting services to us. In 2002, the agreement was amended to extend the term for an additional two-year period, effective January 1, 2003. During 2002, Mr. Pietruski received, and will receive over the remaining term of the agreement, an annual fee of $60,000.

            COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

        Our compensation program for officers (including the Chief Executive Officer and the other executive officers) is administered by the compensation and governance committee, which is composed of three non-employee directors. The committee makes decisions regarding the reward of stock options and stock incentives under our stock option plans. Following review and approval by the committee, all other issues pertaining to officer compensation are submitted to the full board of directors for approval. The objective of our compensation program is to provide a total compensation package that will enable us to attract, motivate and retain outstanding individuals and align their success with that of the stockholders.

        Base salaries for management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the biotechnology industry. In furtherance of these goals, we have entered into agreements with certain of our key management personnel, including Dr. Given, our Chief Executive Officer. During the year 2002, Dr. Given received a base salary of $325,000 pursuant to the terms of his agreement. See "Executive Agreements." The agreements with key personnel establish annual base salary amounts that the board of directors, on recommendation of the committee, may increase from time to time. Annual salary adjustments are determined by evaluating the competitive marketplace, our performance, the performance of the executive, and any increased responsibilities assumed by the executive. We attained a number of important milestones during the year 2002, including the expansion of the market and increasing sales of Argatroban, approval by the U.S. Food and Drug Administration of the supplemental New Drug Application for a new use of Argatroban, completion of patient enrollment and the announcement of top-line results in clinical trials by ICOS-Texas Biotechnology L.P., our 50%-owned partnership, initiation and completion of clinical trials by Revotar, our German affiliate, nomination of a clinical candidate for further development in our VLA-4 program, and progress in research and clinical development of certain compounds. Based on a review of these factors and Dr. Given's performance in 2002, the compensation and governance committee increased Dr. Given's base salary to $350,000 effective March 1, 2003.

        Section 162(m) of the Internal Revenue Code restricts the ability of a publicly held corporation to deduct compensation in excess of $1,000,000 paid to its chief executive officer and each of the four most highly compensated officers. The compensation and governance committee intends to maintain executive compensation packages below this threshold, and based on its current compensation structure, we do not anticipate that any of our officers will reach the $1,000,000 threshold in the near future.

        The principal methods for long-term incentive compensation are our incentive stock plans. Compensation under these plans principally takes the form of incentive and non-qualified stock options that have an exercise price equal to the market price of our common stock at time of grant and restricted stock grants. In this manner, key individuals are rewarded commensurate with increases in stockholder value. Moreover, our incentive stock plans provide a non-cash form of compensation, which is intended to benefit us by enabling us to continue to attract and to retain qualified personnel. Pursuant to the terms of his agreement, on the commencement of his employment, Dr. Given was granted options to purchase an aggregate of 550,000 shares of common stock and 50,000 shares of restricted common stock in March 2002. No other option grants were made regarding his performance in 2002.

        During 1998, the board of directors instituted a bonus plan for executive officers and certain other key personnel. Generally, bonuses are paid based upon attainment of annual corporate goals as approved by the board of directors. Payments are made one half in cash and one half in restricted common stock. Pursuant the terms of his agreement, Dr. Given received a bonus of $244,000 for his performance in 2002, consisting of $122,000 in cash and 131,183 shares of restricted common stock.

        The compensation and governance committee is authorized to make incentive awards under the stock plans mentioned above to key employees, including officers of the company. In determining incentive awards for management, the compensation and governance committee considers management's ability to implement our research and clinical development programs, successful completion of corporate partnering agreements, financing activities, and control of expenses. The compensation and governance committee utilizes incentive awards as a key element to provide incentives for employees and officers consistent with the goal of increasing stockholder value.

                                        James A. Thomson, Chair
                                        Ron J. Anderson
                                        Frank C. Carlucci

AUDIT COMMITTEE REPORT

        The audit committee of the board of directors is responsible for monitoring the integrity of the company's consolidated financial statements, its system of internal controls and the retention and selection of the company's independent accountants. The audit committee has reviewed the relevant requirements of the Sarbanes-Oxley Act of 2002, the proposed rules of the Securities and Exchange Commission and the proposed new listing standards of The Nasdaq Stock Market, Inc. regarding audit committee procedures and responsibilities. Although the audit committee's existing procedures and responsibilities generally complied with the requirements of these rules and standards, the board of directors has adopted amendments to the committee's charter to voluntarily implement certain of the rules and to make explicit its adherence to others.

        The audit committee is also responsible for oversight of the financial reporting process, including the system of internal control, and the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The company's independent accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent accountants.

        We have met with the company's independent accountants, KPMG LLP, and discussed the overall scope and plans for their audit. We have also met with the independent accountants, with and without management present, to discuss the results of their examinations and their evaluations of the company's internal controls. We also discussed with the independent accountants matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the company's consolidated financial statement and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

        The independent accountants also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1, and we discussed with the independent accountants their independence from the company. When considering KPMG's independence, we considered the non-audit services provided by the independent accountants and concluded that such services are compatible with maintaining their independence.

        We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2002 with management and KPMG. Based on our review of the audited consolidated financial statements and the meetings and discussions with management and the independent accountants, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the board of directors that the company's audited consolidated financial statements be included in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

                                         Robert J. Cruikshank, Chair
                                         Suzanne Oparil
                                         William R. Ringo, Jr.
                                         James T. Willerson

PERFORMANCE GRAPH

        The following is a line graph presentation comparing our common stock's cumulative five year return with various indices, including broad market indices and a peer group index. Our common stock traded on the American Stock Exchange until June 19, 2001 and then began trading on The Nasdaq National Market System. The peer group index includes Sicor, Inc., Corvas International, Inc., and Vertex Pharmaceuticals, Incorporated.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG TEXAS BIOTECHNOLOGY CORP.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                                     [GRAPH]

                   ASSUMES $100 INVESTED ON DECEMBER 31, 1997
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 2002

                                                         FISCAL YEAR ENDING
                                      1997       1998      1999      2000       2001      2002
COMPANY/INDEX/MARKET
Texas Biotechnology Corp.              100      79.80    128.28    138.83     105.05     22.63
Peer Group Index                       100      85.29    115.68    367.88     190.92    153.91
Nasdaq Market Index                    100     141.04    248.76    156.35     124.64     86.94

EXECUTIVE AGREEMENTS


        We entered into an agreement with Dr. Bruce D. Given effective as of March 25, 2002, and amended on March 21, 2003, whereby he agreed to serve as our President and Chief Executive Officer. Upon the expiration of the initial one-year term, the agreement automatically renews for successive one-year periods unless either party provides notice at least sixty days before the scheduled expiration. The agreement provides Dr. Given with an annual base salary of $325,000 subject to increase by the compensation and governance committee in accordance with our practices based upon Dr. Given's performance. Under the agreement, Dr. Given was also granted options to purchase 425,000 shares of common stock and 125,000 shares of common stock, which will vest in equal installments of one-third on the first, second and third anniversaries of the date of grant and the second, third and fourth anniversaries of the date of grant, respectively. In addition, we granted Dr. Given 50,000 restricted shares of common stock, 10 shares for each share he purchased on the open market or from the company. He will also receive a bonus of at least $244,000 for fiscal year 2002 in accordance with the terms of the agreement, and is entitled to annual bonuses in other years (if any, as determined by the compensation and corporate governance committee) and to participate in all retirement or other benefit plans, policies and programs maintained or provided by us for our officers. Under the agreement, we also agreed to pay Dr. Given's reasonable relocation expenses according to our relocation policy.

        In March 2003, we entered into agreements with Richard A.F. Dixon, Senior Vice President, Research, Chief Scientific Officer and Director, and Stephen L. Mueller, Vice President, Finance Administration, Secretary and Treasurer. Those agreements provide for a one year initial term, and the agreements automatically renew for successive one year periods unless the other party provides notice at least sixty days before the scheduled expiration. The agreements provide for an annual base salary for Dr. Dixon and Mr. Mueller of $289,000 and $181,000, respectively, subject to increase by the compensation and governance committee in accordance with our practices based on their performance. In addition they will also receive bonuses to be determined by the compensation and governance committee in its sole discretion, and are entitled to participate in all retirement or other benefit plans, policies and programs maintained or provided by us for executive officers.

        The agreements with Dr. Given, Dr. Dixon and Mr. Mueller may be terminated by us with or without "cause," as defined in the agreements. The executives can terminate the agreements with or without "good reason," as defined in the agreements. In the event of termination by us without "cause," or by the executives for "good reason," the executives will receive in a lump sum their one-year's base salary and, only in the case of Dr. Given, a prorata bonus, and will receive other benefits and rights under the agreements for the twelve months following their termination. During the twelve-month period after the date of termination, all stock options and restricted stock held by the executives will continue to vest and be exercisable in accordance with their terms in effect on the date of termination. On the conclusion of this twelve-month period, all unexpired, unexercised options will be fully vested and all restricted stock will be fully vested. Thereafter, all such fully vested stock options will be exercisable by the executives until the earlier to occur of the expiration of the term of each stock option or twelve months after the date they become fully vested. However, in the event of termination by us for "cause" or their termination without "good reason," the executives are only entitled to receive that portion of their base salary that has been earned but not paid through the termination date. In addition, the agreements provide certain benefits in the event of a termination within two years of a "change of control," as defined in the agreements. The agreements provide for a lump-sum payment in cash of three years of annual base salary and annual bonus if any for Dr. Given and Dr. Dixon, and 18 months of annual base salary and annual bonuses if any for Mr. Mueller. In addition, the agreements provide for gross-up for certain taxes on the lump-sum payment, continuation of certain insurance and other benefits for periods of 18 months to three years and reimbursement of certain legal expenses in conjunction with the agreements. During the term of the agreements, and for the twelve months following the termination of the agreements, Dr. Given and Dr. Dixon may not engage, directly or indirectly, in any business or enterprise which is in competition with us or induce any of our employees to accept with any of our competitors.

        In July 1992, we entered into a three-year agreement with David B. McWilliams to serve as our President and Chief Executive Officer. Upon the expiration of the initial term, the agreement automatically renews for successive one-year periods unless either party provides notice at least sixty days before scheduled expiration. Effective March 1, 2001, the compensation committee increased Mr. McWilliams' annual salary package to $325,000. In connection with Mr. McWilliams' retirement as our President and Chief Executive Officer on March 25, 2002, we entered into a retirement agreement with him. The retirement agreement provides that Mr. McWilliams will continue to receive his salary, at a monthly rate of $27,083, and benefits during a transition period, which will not exceed six weeks, and for twelve months following the transition period and that all shares of restricted stock previously granted to Mr. McWilliams will be vested. During the transition period and the following twelve months his options will continue to vest and be exercisable, or terminate, in accordance with their terms, and after this period a portion of Mr. McWilliams' options will only be exercisable for an agreed period.

AUDITORS

        KPMG LLP has served as our independent auditors for a number of years. Although we anticipate that this relationship will continue to be maintained during fiscal 2003, we have not proposed any formal action be taken at the meeting concerning the continued employment of KPMG, because no such action is legally required. Representatives of KPMG plan to attend the annual meeting and will be available to answer appropriate questions. These representatives will be able to make a statement at the meeting if they wish, although we do not expect them to do so.

        During the calendar year 2002, we incurred professional service fees with KPMG as indicated below:

        AUDIT FEES

               The aggregate fees billed or expected to be billed by KPMG related to the 2002 annual financial statement audit and reviews of quarterly financial statements included in our quarterly reports filed on Form 10-Q during 2002 were $133,000.

        FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

               KPMG provided no information technology services relating to financial information systems design and implementation during the fiscal year ended December 31, 2002.

        ALL OTHER FEES

               The aggregate fees billed or expected to be billed by KPMG for services rendered to us, other than the services described above under "Audit Fees," for the fiscal year ended December 31, 2002 were approximately $15,000, which are primarily for tax services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission and to furnish us a copy of each filed report.

        To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports.

STOCKHOLDER PROPOSAL INFORMATION

        If you want to present a proposal from the floor at the 2004 Annual Meeting or nominate a person for election to the board at such meeting, you must give us written notice no sooner than March 2, 2004 and no later than March 27, 2004 and follow the procedures outlined in our by-laws. These dates assume we make notice of the 2004 Annual Meeting at least 65 days prior to such meeting. If we do not make notice of the 2004 Annual Meeting at least 65 days before the date of such meeting, your written notice will be timely if we receive it by the close of business on the 15th day following the date that we publicly announce the date of the 2004 Annual Meeting. Your notice should be sent to our Secretary at 7000 Fannin, 20th Floor, Houston, Texas 77030. You may request a copy of the by-law provisions governing the requirements for notice from our Secretary at the above address.

        If instead of presenting your proposal at the meeting you want your proposal to be considered for inclusion in next year's proxy statement, you must submit the proposal in writing to our Secretary so that it is received at the above address by December 16, 2003.

OTHER MATTERS

        We have included a copy of our 2002 annual report to stockholders, which includes our Form 10-K covering the fiscal year ended December 31, 2002. We will bear the cost of soliciting proxies in the accompanying form. We have engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $5,000, plus out-of-pocket expenses. In addition to solicitation by mail and by Georgeson Shareholder Communications, our officers and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be compensated.

                                      By Order of the Board of Directors,




                                      STEPHEN L. MUELLER,
                                      Vice President, Finance and Administration
                                      Secretary and Treasurer

April 14, 2003

                                                                      Appendix A


            AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN AMENDMENT

        The Amended and Restated 1999 Stock Incentive Plan (the "1999 Plan") of Texas Biotechnology Corporation (the "Company") is hereby amended as follows effective March 21, 2003.

        1.      Section 1.4 is amended to read as follows in its entirety:

                Subject to adjustment under Section 5.5, there shall be available for Incentive Awards under the Plan granted wholly or partly in Common Stock (including rights or Stock Options that may be exercised for or settled in Common Stock) Four Million Seven Hundred Fifty Thousand (4,750,000) Shares of Common Stock. Four Million Seven Hundred Fifty Thousand (4,750,000) of the Shares reserved under the Plan shall be available for grants of Incentive Stock Options. The number of Shares of Common Stock that are the subject of Incentive Awards under this Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the Shares covered by an Incentive Award are not issued to a Grantee or are exchanged for Incentive Awards that do not involve Common Stock, shall again immediately become available for Incentive Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Shares are available for issuance pursuant to Incentive Awards.

                During such period that the Company is a Publicly Held Corporation, then unless and until the Committee determines that a particular Incentive Award granted to a Covered Employee is not intended to comply with the Performance-Based Exception, the following rules shall apply to grants of Incentive Awards to Covered Employees:

                        (a) Subject to adjustment as provided in Section 5.5, the maximum aggregate number of Shares of Common Stock (including Stock Options, Restricted Stock, or Other Stock-Based Awards paid out in Shares) that may be granted or that may vest, as applicable, in any calendar year pursuant to any Incentive Award held by any individual Covered Employee shall be 4,750,000 Shares.

                        (b) The maximum aggregate cash payout (including Other Stock-Based Awards paid out in cash) with respect to Incentive Awards granted in any calendar year which may be made to any Covered Employee shall be Ten Million dollars ($10,000,000).

                        (c) With respect to any Stock Option granted to a Covered Employee that is canceled or repriced, the number of Shares subject to such Stock Option shall continue to count against the maximum number of Shares that may be the subject of Stock Options granted to such Covered Employee hereunder and, in this regard, such maximum number shall be determined in accordance with Section 162(m) of the Code.

                        (d) The limitations of subsections (a), (b) and (c) above shall be construed and administered so as to comply with the Performance-Based Exception.

                                                                      Appendix B


                     AMENDED AND RESTATED 1995 NON-EMPLOYEE
                      DIRECTOR STOCK OPTION PLAN AMENDMENT

        The Amended and Restated 1995 Non-Employee Director Stock Option Plan (the "Plan") of Texas Biotechnology Corporation (the "Company") is hereby amended as follows effective March 21, 2003.

        1. The first paragraph of Section 3 is amended to read as follows in its entirety:

                The stock subject to the Options and other provisions of the Plan shall be shares of the Company's Common Stock, par value $.005 per share (the "Common Stock"). The total amount of the Common Stock with respect to which Options may be granted or issued pursuant to other provisions of the Plan shall not exceed 800,000 shares in the aggregate; provided, that the class and aggregate number of shares which may be subject to the Options granted hereunder shall be subject to adjustment in accordance with the provisions of Section 11 of this Plan. Such shares may be treasury shares or authorized but unissued shares.

                                                                      Appendix C

                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                         TEXAS BIOTECHNOLOGY CORPORATION

        Texas Biotechnology Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

        FIRST: That at a meeting of the Board of Directors of the Corporation on March 21, 2003, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                RESOLVED, that Article FIRST of the Certificate of Incorporation of the Corporation, as amended, shall be amended to read as follows:

                        FIRST: The name of the corporation is Encysive
                Pharmaceuticals Inc. (hereinafter referred to as the "Corporation").

        SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the holders of a majority of the shares of issued and outstanding common stock, par value $.005 per share, of the Corporation voted in favor of the foregoing amendment.

        THIRD: That the foregoing amendment to the Certificate of Incorporation was duly adopted by the stockholders of the Corporation on May 16, 2003 pursuant to the applicable provisions of Section 242 of the DGCL.

        IN WITNESS WHEREOF, the undersigned, being the duly authorized Secretary of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the DGCL, does make and file this Certificate of Amendment this 16th day of May, 2003.

                                        TEXAS BIOTECHNOLOGY CORPORATION


                                          By:
                                             -----------------------------------
                                              Stephen L. Mueller, Secretary

                            *DETACH PROXY CARD HERE*
------------------------------------------------------------------------------------------------------------------------------------
[ ] SIGN, DATE AND RETURN THE                   [X]
    PROXY CARD PROMPTLY USING          VOTES MUST BE INDICATED
    THE ENCLOSED ENVELOPE.             (X) IN BLACK OR BLUE INK.


1. Election of Directors

       FOR all nominees  [ ]            WITHHOLD AUTHORITY to vote for [ ]            *EXCEPTIONS [ ]
       listed below                     all nominees listed below

Nominees: John M. Pietruski, Ron J. Anderson, Frank C. Carlucci, Robert J. Cruikshank,
          Richard A.F. Dixon, Bruce D. Given, Suzanne Oparil, William R. Ringo, Jr.,
          James A. Thomson and James T. Willerson.
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*EXCEPTIONS _______________________________________________________________

2. Proposal to amend the Amended and Restated 1999 Stock Incentive Plan.

       FOR  [ ]             AGAINST  [ ]                 ABSTAIN  [ ]

3. Proposal to amend the Amended and Restated 1995 Non-Employee Director
   Stock Option Plan.


       FOR  [ ]             AGAINST  [ ]                 ABSTAIN  [ ]

4. Proposal to amend our certificate of incorporation to change our corporate name to Encysive Pharmaceuticals Inc.


       FOR  [ ]             AGAINST  [ ]                 ABSTAIN  [ ]

5. In their discretion, upon such other matters as may properly come before the meeting; hereby revoking any proxy or proxies heretofore given by the undersigned.

                                                                                  To change your address, please mark this box. [ ]

                                                                                 Signatures should agree with name printed hereon.
                                                                                  If stock is held in the name of more than one
                                                                                  person, EACH joint owner should sign. Executors,
                                                                                  administrators, trustees, guardians, and
                                                                                  attorneys should indicate the capacity in which
                                                                                  they sign. Attorneys should submit powers of
                                                                                  attorney.

                                                                            Date     Share Owner sign here    Co-Owner sign here

                                                                            ------------------------------    ----------------------

                        TEXAS BIOTECHNOLOGY CORPORATION

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
         FOR THE ANNUAL STOCKHOLDERS' MEETING TO BE HELD ON MAY 16, 2003

     The undersigned stockholder of Texas Biotechnology Corporation (the "Company") hereby appoints Bruce D. Given, Richard A.F. Dixon and Stephen L. Mueller, or any of them, attorneys and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Intercontinental Hotel, 2222 West Loop South, Houston, Texas 77027, on May 16, 2003, at 9:00 a.m. (Houston time), and at any adjournments or postponements of said meeting, all of the shares of common stock in the name of the undersigned or which the undersigned may be entitled to vote.

     The board of directors recommends a vote FOR the nominees listed on the reverse side, FOR the adoption of the amendment to the Amended and Restated 1999 Stock Incentive Plan, FOR the adoption of the amendment to the Amended and Restated 1995 Non-Employee Director Stock Option Plan, and FOR the adoption of the amendment to our certificate of incorporation to change our corporate name to Encysive Pharmaceuticals Inc. and IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR THE ADOPTION
OF THE AMENDMENT TO THE AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN, FOR THE ADOPTION OF THE AMENDMENT TO THE AMENDED AND RESTATED 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN, AND FOR THE ADOPTION OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO CHANGE OUR CORPORATE NAME TO ENCYSIVE PHARMACEUTICALS INC.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Annual Report and the Proxy Statement furnished herewith.
       (Please sign the reverse side of this card and return it promptly.)


                                     TEXAS BIOTECHNOLOGY CORPORATION
                                     P.O. BOX 11061
                                     NEW YORK, N.Y. 10203-0061